Exhibit 99

News

For more information, contact:
Brenda Williams (203) 846-6636

ANHEUSER-BUSCH COS. REPORTS IMPROVED SALES AND EARNINGS
PER SHARE FOR THE FIRST QUARTER 2008

ST. LOUIS, April 23, 2008 – Anheuser-Busch Cos., Inc. reported improved sales and earnings for the first quarter 2008 today at its annual meeting of shareholders held in Orlando, Fla. Consolidated net sales increased 6.2 percent in the first quarter 2008 and earnings per share increased 6.0 percent.

“Our operations achieved solid results in the quarter, growing sales and operating income six percent over the first quarter last year,” said August A. Busch IV, president and chief executive officer of the company. “We have successfully implemented U.S. beer price increases and expect good revenue per barrel performance in 2008. Our cost reduction efforts are significantly mitigating the impact of industry-wide cost pressures. We are increasing marketing and sales support for our core beer brands, and, although U.S. beer sales-to-retailers results were below expectations, we are optimistic concerning the outlook for beer sales during the key summer selling season.”

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First Quarter Earnings
Anheuser-Busch
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BEER SALES RESULTS

The company’s reported beer volume is summarized in the following table:

Beer Volume (millions of barrels)
	First Quarter		2008 vs. 2007
	2008	2007	Barrels	%
U.S.	25.8	25.7	Up 0.1	Up 0.4%
International	5.4	5.2	Up 0.2	Up 3.1%
Worldwide A-B Brands	31.2	30.9	Up 0.3	Up 0.8%
Equity Partner Brands	7.3	6.7	Up 0.6	Up 9.3%
Total Brands	38.5	37.6	Up 0.9	Up 2.3%

U.S. beer shipments-to-wholesalers increased 0.4 percent for the first quarter 2008, with import brands contributing 60 basis points to overall growth. First quarter 2008 sales-to-retailers were down 0.7 percent, and sales-to-retailers for Anheuser-Busch produced brands, excluding imports, declined 1.4 percent. Sales-to-retailers trends have improved in April and for the first three weeks of the month are up 2 percent for Anheuser-Busch produced brands. Wholesaler inventories for Anheuser-Busch produced brands at the end of the first quarter were approximately the same as a year ago.

The company’s estimated U.S. market share for the first quarter 2008 was 50.9 percent, compared to first quarter 2007 market share of 50.6 percent. Market share is based on estimated U.S. beer industry shipment volume using information provided by the Beer Institute and the U.S. Department of Commerce.

International volume, consisting of Anheuser-Busch brands produced overseas by company-owned breweries and under license and contract-brewing agreements, plus exports from the company’s U.S. breweries, increased 3.1 percent for the first quarter 2008, driven primarily by sales in Canada, Mexico, Argentina and China.

First Quarter Earnings
Anheuser-Busch
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Worldwide Anheuser-Busch beer sales volume for the first quarter 2008 increased 0.8 percent, to 31.2 million barrels. Worldwide beer volume is comprised of domestic volume plus international volume.

Equity partner brands volume, representing the company’s share of its equity partners’ volume reported on a one-month lag, increased 9.3 percent for the first quarter of 2008 due to increased volume for Modelo and Tsingtao.

Total brands volume increased 2.3 percent for the first quarter 2008.

FIRST QUARTER 2008 FINANCIAL RESULTS

Key operating results and a discussion of financial highlights for the first quarter 2008 compared to the first quarter 2007 follow.

In millions, except per share	First Quarter		2008 vs. 2007
	2008	2007	$	%
Gross Sales	$4,655	$4,406	Up $249	Up 5.7%
Net Sales	$4,099	$3,858	Up $241	Up 6.2%
Operating Income	$763	$718	Up $45	Up 6.2%
Income Before Income Taxes	$635	$596	Up $39	Up 6.5%
Equity Income	$126	$159	Dn $33	Dn 21.0%
Net Income	$511	$518	Dn $7	Dn 1.3%
Diluted Earnings per Share	$.71	$.67	Up $.04	Up 6.0%

•
Net sales increased 6.2 percent on increased sales from all business segments.  U.S. beer sales were up due to increased volume and pricing, international beer net sales increased 20 percent from higher volume, packaging segment sales were up 8 percent due primarily to higher volume and entertainment sales increased 20 percent primarily from higher attendance.

U.S. beer segment sales increased 4 percent on improved revenue per barrel and increased sales volume. Revenue per barrel1/ was up 2.3 percent primarily due to the implementation of price increases on a majority of the company’s U.S. volume late last year and in the first quarter of 2008.

First Quarter Earnings
Anheuser-Busch
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Operating income increased 6.2 percent due primarily to higher profits for U.S. beer and international beer operations and improved results from entertainment operations, partially offset by lower packaging segment results.

Income before income taxes for U.S. beer was up $18 million, reflecting higher volume and pricing, partially offset by increased marketing expense for trademark brands.

International beer pretax income was up $18 million, primarily due to increased profits in China, Canada and improved results in the United Kingdom.

Packaging segment pretax income decreased $5 million primarily due to lower earnings from recycling operations.

Entertainment segment pretax results improved $12 million primarily from increased attendance due to the Easter holiday occurring in the first quarter in 2008 versus the second quarter last year.

•
Equity income decreased $33 million in the first quarter 2008, primarily due to a combination of higher materials and operating costs for Grupo Modelo partially offset by higher beer volume. Additionally, equity income for the first quarter 2007 included a $17 million benefit from the return of an advertising fund that was part of Modelo’s former beer import contract.

First Quarter Earnings
Anheuser-Busch
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•
Net income in the first quarter 2008 decreased 1.3 percent and diluted earnings per share were up 6.0 percent versus prior year. Earnings per share continue to benefit from the company’s ongoing share repurchase program. The company repurchased over 9 million shares in the first quarter.

Other Matters

Anheuser-Busch will conduct a conference call with investors to discuss first quarter earnings results at 3 p.m. CDT today. The company will broadcast the conference call live via the Internet. For details visit the company’s site on the Internet at www.anheuser-busch.com.

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Note
1.
Domestic revenue per barrel is calculated as net sales generated by the company’s U.S. beer operations on barrels of beer sold, determined on a U.S. GAAP basis, divided by the volume of beer shipped to U.S. wholesalers.

First Quarter Earnings
Anheuser-Busch
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This release contains forward-looking statements regarding the company’s expectations concerning its future operations, earnings and prospects. On the date the forward-looking statements are made, the statements represent the company’s expectations, but the company’s expectations concerning its future operations, earnings and prospects may change. The company’s expectations involve risks and uncertainties (both favorable and unfavorable) and are based on many assumptions that the company believes to be reasonable, but such assumptions may ultimately prove to be inaccurate or incomplete, in whole or in part. Accordingly, there can be no assurances that the company’s expectations and the forward-looking statements will be correct. Important factors that could cause actual results to differ (favorably or unfavorably) from the expectations stated in this release include, among others, changes in the pricing environment for the company’s products; changes in U.S. demand for malt beverage products, including changes in U.S. demand for other alcohol beverages; changes in consumer preference for the company’s malt beverage products; changes in the distribution for the company’s malt beverage products; changes in the cost of marketing the company’s malt beverage products; regulatory or legislative changes, including changes in beer excise taxes at either the federal or state level and changes in income taxes; changes in the litigation to which the company is a party; changes in raw materials prices; changes in packaging materials costs; changes in energy costs; changes in the financial condition of the company's suppliers; changes in interest rates; changes in foreign currency exchange rates; unusual weather conditions that could impact beer consumption in the U.S.; changes in attendance and consumer spending patterns for the company’s theme park operations; changes in demand for aluminum beverage containers; changes in the company’s international beer business or in the beer business of the company’s international equity partners; changes in the economies of the countries in which the company, its international beer business or its international equity partners operate; future acquisitions or divestitures by the company, including effects on its credit rating; changes resulting from transactions among the company’s global or domestic competitors; and the effect of stock market conditions on the company’s share repurchase program.  Anheuser-Busch disclaims any obligation to update or revise any of these forward-looking statements.  Additional risk factors concerning the company can be found in the company’s most recent Form 10-K.

Anheuser-Busch Companies, Inc.
Comparative Consolidated Statement of Earnings (Unaudited)

(In Millions, Except Per Share)

First Quarter Ended March 31,		Change 2008 vs. 2007 Fav./(Unfav.)
2008	2007	$	%
Gross sales	$4,654.7	$4,405.6	$249.1	5.7%
Excise taxes	(555.5)	(547.2)	(8.3)	(1.5)%
Net Sales	4,099.2	3,858.4	240.8	6.2%
Cost of sales	(2,630.1)	(2,474.7)	(155.4)	(6.3)%
Marketing, distribution and administrative expenses	(706.3)	(665.7)	(40.6)	(6.1)%
Operating income	762.8	718.0	44.8	6.2%
Interest expense	(129.1)	(119.9)	(9.2)	(7.7)%
Interest capitalized	4.9	3.5	1.4	40.0%
Interest income	1.1	0.5	0.6	N/M
Other expense, net	(4.9)	(5.9)	1.0	16.9%
Income before income taxes	634.8	596.2	38.6	6.5%
Provision for income taxes	(249.9)	(238.1)	(11.8)	(5.0)%
Equity income, net of tax	126.0	159.4	(33.4)	(21.0)%
Net income	$510.9	$517.5	$(6.6)	(1.3)%

Basic earnings per share	$.71	$.68	$.03	4.4%
Diluted earnings per share	$.71	$.67	$.04	6.0%

			Decrease
Weighted Average Shares Outstanding			Shares	%
Basic	716.7	763.5	(46.8)	(6.1)%
Diluted	721.6	773.3	(51.7)	(6.7)%

Anheuser-Busch Companies, Inc.
Business Segments (Unaudited)
First Quarter Ended March 31

(In Millions)

	U.S. Beer	International Beer	Packaging	Entertainment	Corporate & Elims	Consolidated
2008
Gross Sales	$3,574.7	337.8	644.5	221.6	(123.9)	$4,654.7
Net Sales:
- Intersegment	$0.8	0.1	242.0	--	(242.9)	--
- External	$3,065.9	290.2	402.5	221.6	119.0	$4,099.2
Income Before Income Taxes	$775.5	37.5	39.9	(6.1)	(212.0)	$634.8
Equity Income	$(0.4)	126.4	--	--	--	$126.0
Net Income	$480.4	149.7	24.7	(3.8)	(140.1)	$510.9

2007
Gross Sales	$3,457.4	285.6	604.5	185.0	(126.9)	$4,405.6
Net Sales:
- Intersegment	$0.8	0.3	232.0	--	(233.1)	--
- External	$2,953.3	241.4	372.5	185.0	106.2	$3,858.4
Income Before Income Taxes	$758.0	19.1	44.5	(18.5)	(206.9)	$596.2
Equity Income	$0.1	159.3	--	--	--	$159.4
Net Income	$470.1	171.1	27.6	(11.5)	(139.8)	$517.5

In 2008, the company changed reporting responsibility for beer sales in the Caribbean region from U.S. Beer to International Beer and also reassigned certain administrative and technology support costs between Corporate and U.S. Beer. Segment results for 2007 have been updated to conform to the revised reporting conventions.

Anheuser-Busch Companies, Inc.
Consolidated Balance Sheet (Unaudited)

(In Millions)

	March 31,	December 31,
	2008	2007
Assets
Current Assets:
Cash	$217.8	$283.2
Accounts receivable	1,001.6	805.2
Inventories	818.3	723.5
Other current assets	222.0	212.6
Total current assets	2,259.7	2,024.5
Investments in affiliated companies	4,231.4	4,019.5
Plant and equipment, net	8,765.1	8,833.5
Intangible assets, including goodwill of $1,160.3 and $1,134.6	1,556.0	1,547.9
Other assets	739.0	729.6
Total Assets	$17,551.2	$17,155.0

Liabilities and Shareholders Equity
Current Liabilities:
Accounts payable	$1,405.6	$1,464.5
Accrued salaries, wages and benefits	313.3	374.3
Accrued taxes	387.9	106.2
Accrued interest	125.6	136.4
Other current liabilities	309.6	222.4
Total current liabilities	2,542.0	2,303.8
Retirement benefits	1,015.4	1,002.5
Debt	9,281.0	9,140.3
Deferred income taxes	1,323.1	1,314.6
Other long-term liabilities	241.1	242.2
Shareholders Equity:
Common stock	1,483.4	1,482.5
Capital in excess of par value	3,423.6	3,382.1
Retained earnings	18,198.5	17,923.9
Treasury stock, at cost	(19,165.3)	(18,714.7)
Accumulated non-owner changes in equity	(791.6)	(922.2)
Total Shareholders Equity	3,148.6	3,151.6
Commitments and contingencies	--	--
Total Liabilities and Shareholders Equity	$17,551.2	$17,155.0

Anheuser-Busch Companies, Inc.
 Consolidated Statement of Cash Flows (Unaudited)

(In Millions)

	Three Months Ended March 31,
	2008	2007
Cash flow from operating activities:
Net income	$510.9	$517.5
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	253.3	246.0
Decrease in deferred income taxes	(9.6)	(21.9)
Stock-based compensation expense	14.4	15.1
Undistributed earnings of affiliated companies	(126.0)	(159.4)
Other, net	12.6	(40.9)
Operating cash flow before the change in working capital	655.6	556.4
Increase in working capital	(44.9)	(240.4)
Cash provided by operating activities	610.7	316.0

Cash flow from investing activities:
Capital expenditures	(150.3)	(154.4)
Acquisitions	(1.5)	(83.5)
Cash used for investing activities	(151.8)	(237.9)

Cash flow from financing activities:
Increase in debt	353.3	585.1
Decrease in debt	(218.9)	(0.7)
Dividends paid to shareholders	(236.3)	(225.5)
Acquisition of treasury stock	(458.7)	(477.4)
Shares issued under stock plans	36.3	95.3
Cash used for financing activities	(524.3)	(23.2)
Net increase / (decrease) in cash during the period	(65.4)	54.9
Cash, beginning of period	283.2	219.2
Cash, end of period	$217.8	$274.1